UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549-1004

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)of
the Securities Exchange Act of 1934

                                March 31, 2008
(Date of Report (Date of Earliest Event Reported))

                                 LA-Z-BOY INCORPORATED
(Exact name of registrant as specified in its charter)

MICHIGAN	1-9656	38-0751137
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Indentification Number)

1284 North Telegraph Road, Monroe, Michigan	48162-3390
(Address of principal executive offices)	Zip Code

Registrant's telephone number, including area code (734) 242-1444

                                           None
        (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On March 31,2008, management committed to a restructuring plan which includes two major initiatives designed to strengthen its North American operations.  As a result of this restructuring plan, the company will consolidate all of its domestic cutting and sewing operations in Mexico and will transfer production from its Tremonton, Utah plant, which will be closed, to its five remaining La-Z-Boy branded upholstery manufacturing facilities.

The transition of the company´s domestic cutting and sewing operations to Ramos Arizpe, Mexico, in the State of Coahuila, will impact approximately 1,050 La-Z-Boy employees at the five remaining facilities and will take place over a period of 18 to 24 months.  La-Z-Boy expects to begin production at its Mexican facility in early calendar 2009.

The company´s Utah facility, which employs 630 people, will cease operations during the summer of 2008 and production will be shifted to the company´s remaining five facilities.  As a result, La-Z-Boy expects to add approximately 400 production positions to its other facilities.

In connection with these activities, the Company expects to record total pre-tax restructuring and related asset impairment charges of $17 to $20 million or $0.20 to $0.24 per share as follows:

o

Asset impairment charges of $0.5 million in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144 Accounting for the Impairment or Disposal of Long-Lived Assets to write-down the facilities´ real and personal property to estimated fair market value, less costs to sell, will be recorded in the fourth quarter of fiscal 2008.

o

Severance and benefit costs of $9.0 to $11.0 million in accordance with SFAS No. 146 Accounting for Costs Associated with Exit or Disposal Activities will be recorded as follows:  about $1.0 to $1.5 million in the fourth quarter of fiscal 2008, about $4.0 to $4.5 million in fiscal 2009 and the remainder in fiscal 2010.

o

Other costs incurred to close and consolidate facilities as well as transfer production to other facilities of $7.5 to $8.5 million will be recorded as follows:  about $0.5 million in the fourth quarter of fiscal 2008, about $5.0 to $5.5 million in fiscal 2009 and the remainder in fiscal 2010.

All of the charges, except for the $0.5 million asset impairment charge, will result in future cash expenditures relating to severance, benefits and other plant exit and consolidation costs.

Further information about the restructuring plan is set forth in the press release attached as Exhibit 99.1, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

	Exhibit No.	Description
	99.1	Press Release issued by the Company, dated April 2, 2008, announcing the two major initiatives designed to strengthen its North American operations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LA-Z-BOY INCORPORATED (Registrant)

Date: April 4, 2008

BY: /S/ Louis M. Riccio, Jr. —————————————— Louis M. Riccio, Jr. Senior Vice President and Chief Financial Officer

Exhibit 99.1

NEWS RELEASE

Contact: Kathy Liebmann	(734) 241-2438	kathy.liebmann@la-z-boy.com

LA-Z-BOY ANNOUNCES MOVES TO STRENGTHEN ITS NORTH AMERICAN OPERATIONS

MONROE, MI.   April 2, 2008–La-Z-Boy Incorporated (NYSE: LZB) today announced two major initiatives designed to strengthen its North American operations.  The company will consolidate all of its domestic cutting and sewing operations in Mexico and will transfer production from its Tremonton, Utah plant, which will be closed, to its five remaining La-Z-Boy branded upholstery manufacturing facilities.

The transition of the company´s domestic cutting and sewing operations to Ramos Arizpe, Mexico, in the State of Coahuila, will impact approximately 1,050 La-Z-Boy employees at the five remaining facilities and will take place over a period of 18 to 24 months.  La-Z-Boy expects to begin production at its Mexican facility in early calendar 2009.

The company´s Utah facility employs 630 people, accounts for 13% of the La-Z-Boy branded business total upholstery manufacturing capacity and produces recliners, motion furniture and stationary upholstery.  La-Z-Boy will cease operations at the Utah facility during the summer of 2008 and production will be shifted to the company´s remaining five facilities.  As a result, La-Z-Boy expects to add approximately 400 production positions to its other facilities.

Kurt L. Darrow, La-Z-Boy´s President and Chief Executive Officer, said, “Speed to market for custom orders is a tenet of our brand promise to the consumer and the strength of our U.S. facilities enables us to deliver on that promise.  With its proximity to the U.S. and the lower cost structure inherent in a Mexican-based operation, we made the decision to transition our domestic cutting and sewing operations while streamlining the assembly aspect of production in the United States.   Our new Mexican facility will be able to rapidly supply our domestic plants with cut-and-sewn fabrics and leather for custom orders and will complement the existing cut-and-sew program from China, which supplies our U.S. manufacturing operations with kits for our high-volume SKUs.”

Darrow continued, “Once we made the decision to transition the domestic cut-and-sew operations to Mexico, we analyzed our remaining total capacity.  With the floor space created by consolidating six cut-and-sew operations into one in Mexico, and with our manufacturing facilities dedicated solely to production, we determined we could service our existing and future demand with one less facility.  Importantly, our remaining facilities will be able to increase their capacity utilization as a result of this change.  Therefore, we made the difficult decision to close our Tremonton, Utah facility.  We are confident this reallocation of resources, combined with the many changes we have made to our production processes, will continue to strengthen our operations. We regret the impact these moves will have on the families and lives of those employees affected and greatly appreciate the contribution of each employee and thank them for their years of dedicated service.”

Darrow added, “With the normal attrition rate at our production facilities and the time with which we plan to transition our cutting and sewing operations, employees working in that capacity will have the opportunity to learn new skills and be considered for other positions within their facilities as they become available, particularly as we shift production from Utah.”

Following the closure of its Utah facility, La-Z-Boy´s upholstery segment will have a total of 5.5 million square feet of upholstery manufacturing space in North America, including 4.8 million in the United States and 700,000 square feet in Mexico and will employ approximately 8,000 people in those facilities.  Darrow said, “With the breadth and size of our operation, we will ensure that our dealers and their customers will continue to receive excellent service with on-time deliveries as we transition production between facilities.  Additionally, our manufacturing footprint will allow us to flex our capacity as we execute on our strategic growth plan.”

The Utah facility, which is approximately 675,000 square feet, will be idled after operations cease and will be marketed for sale.  As a result of these actions, La-Z-Boy will take a pre-tax restructuring charge in the range of $17 - $20 million, or $0.20 to $0.24 per share.  This charge will be principally for severance and other benefit costs and will also include training costs to begin production in the other facilities, the write-down of certain fixed assets and other associated costs.  As the plant is closed and the cut-and-sew operations are transferred, these charges will be incurred as follows:  $2.0 - $2.5 million in the fourth quarter of fiscal 2008; $9.0 - $10.0 million in fiscal 2009; and the balance in 2010. Once these moves are completed, the company expects to realize in excess of $25 million in annual cost savings, with the full benefit beginning in fiscal 2011.

Forward-looking Information

Any forward-looking statements contained in this news release are based on current information and assumptions and represent management´s best judgment at the present time. Actual results could differ materially from those anticipated or projected due to a number of factors. These factors include, but are not limited to: (a) changes in consumer confidence; (b) changes in demographics; (c) changes in housing sales; (d) the impact of terrorism or war; (e) continued energy price changes; (f) the impact of logistics on imports; (g) the impact of interest rate changes; (h) changes in currency exchange rates; (i) competitive factors; (j) operating factors, such as supply, labor or distribution disruptions including changes in operating conditions or costs; (k) effects of restructuring actions; (l) changes in the domestic or international regulatory environment; (m) ability to implement global sourcing organization strategies; (n) fair value changes to our intangible assets due to actual results differing from projected; (o) the impact of adopting new accounting principles; (p) the impact from natural events such as hurricanes, earthquakes and tornadoes; (q) the impact of retail store relocation costs, the success of new stores or the timing of converting stores to the New Generation format; (r) the ability to procure fabric rolls or cut and sewn fabric sets domestically or abroad; (s)  those matters discussed under “Risk Factors” in our most recent Annual Report of Form 10-K and subsequent Quarterly Reports on Form 10-Q and factors relating to acquisitions and other factors identified from time to time in our reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, either to reflect new developments or for any other reason

Additional Information

This news release is just one part of La-Z-Boy´s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at http://www.la-z-boy.com/about/investorRelations/sec_filings.aspx.  Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:

http://www.la-z-boy.com/about/investorRelations/IR_email_alerts.aspx.

Background Information

La-Z-Boy Incorporated is one of the world´s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy Upholstery Group companies are Bauhaus, England, La-Z-Boy and La-Z-Boy, U.K. The La-Z-Boy Casegoods Group companies are American Drew, Hammary, Kincaid and Lea.

The corporation´s proprietary distribution network is dedicated exclusively to selling La-Z-Boy Incorporated products and brands, and includes 336 stand-alone La-Z-Boy Furniture Galleries® stores, 168 La-Z-Boy In-Store Galleries and 186 Comfort Studios, in addition to in-store gallery programs at the company´s Kincaid, England and Lea operating units. According to industry trade publication In Furniture, the La-Z-Boy Furniture Galleries retail network is North America´s largest single-brand furniture retailer. Additional information is available at http://www.la-z-boy.com/.